EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:
At Cambridge Heart, Inc.	At Consulting for Strategic Growth
Roderick de Greef, Chief Financial Officer	Stanley Wunderlich
(781) 271-1200 x231	(800) 625-2236
roderickd@cambridgeheart.com	info@cfsg1.com

CAMBRIDGE HEART REPORTS RESULTS FOR THE 2005 FOURTH QUARTER AND FULL YEAR

Bedford, Mass., February 14, 2006 — Cambridge Heart, Inc. (OTCBB-CAMH) today reported revenue of $1,089,200 for the quarter ended December 31, 2005, a decrease of $305,600 or 21.9% compared to revenue of $1,394,800 in the same period in 2004. Sequentially, revenue increased $171,900 or 18.7% from the $917,300 reported for the quarter ended September 30, 2005. The operating loss for the fourth quarter was $615,600, a decrease of $98,900 or 13.8% compared to $714,500 in 2004. The net loss for the quarter was $562,500 or $0.01 per share compared to a loss of $3,291,700 or $0.10 per share, for the same quarter last year. Last years net loss included a non-cash charge of $2,603,900, or $0.08 per share, related to the Company’s Series B Convertible Preferred stock financing. Sequentially, the Company’s net loss decreased by $46,400 or 7.6% from the $608,900 in the quarter ended September 30, 2005.

The Company reported revenue for the year ended December 31, 2005 of $4,198,900, a decline of $908,900 or 17.8% compared to revenue of $5,107,800 in the same period in 2004. The loss from operations for 2005 was $2,987,700, a decrease of $772,100 or 20.5% compared to $3,759,800 in 2004. The net loss for the year ended December 31, 2005 was $2,800,600 or $0.07 per share compared to $6,306,700 or $0.21 per share, for the same period in 2004. The net loss for the 2004 year included a non-cash charge of $2,603,900, or $0.08 per share, related to the Company’s December 2004 Series B Convertible Preferred stock financing.

Revenue for the fourth quarter from the sale of the Company’s Microvolt T-Wave Alternans (“Alternans”) products was $875,100, a decrease of $167,000 or 16% compared to $1,042,100 in the same period in 2004. Sequentially, revenue from the Company’s Alternans products increased $235,100 or 36.7% compared to $640,000 in the previous quarter ended September 30, 2005. For the twelve months ended December 31, 2005, revenue from the sale of Alternans products totaled $3,090,800, a decline of $727,100 or 19% from the $3,817,900 reported in the same period of 2004.

The Company had cash and marketable securities at December 31, 2005 of $5.3 million. Excluding proceeds from the exercise of certain warrants, the Company used $509,700 of cash in the fourth quarter of 2005. Since December 31, 2005, the Company has received $2.6 million in proceeds from the exercise of warrants to purchase shares of common stock, as well as shares of Series A and B Convertible Preferred stock. The Company’s current cash balance is approximately $7.6 million. On a common share equivalent basis, the Company currently has a total of 57.2 million shares issued and outstanding, and options and warrants outstanding to purchase the equivalent of 11.0 million additional common shares.

“The year ended on the best possible note for Cambridge Heart with a strongly worded Proposed National Coverage Determination from CMS,” stated David Chazanovitz, President and CEO of Cambridge Heart. ”Our revenue was up slightly from the third quarter and within our expectations, remaining in the average range we have experienced all year.” Mr. Chazanovitz continued, “Cash inflows from the exercise of warrants has brought in approximately $2.7 million providing us with additional financial flexibility as we move forward.”

The Company will hold a conference call at 4:30 PM. eastern time Tuesday, February 14, 2006 to discuss the accomplishments and financial results for the quarter and year ended December 31, 2005. The conference call phone in number is 800.561.2731 (outside the U.S. 617.614.3528), passcode 40798974. Interested parties may listen to a recording of the conference call at any time during the 48 hours immediately following the call by dialing 888.286.8010 (outside the U.S. 617.801.6888) and enter the passcode 49140240. This playback will begin approximately two hours after the call ends. The conference call will also be available by webcast on the Company’s web site at www.cambridgeheart.com.

About Cambridge Heart

Cambridge Heart is engaged in the research, development and commercialization of products for the non-invasive diagnosis of cardiac disease. Using innovative technologies, the Company is addressing such key problems in cardiac diagnosis as the identification of those at risk of sudden cardiac arrest. The Company’s products incorporate its proprietary technology, Microvolt T-Wave Alternans, and are the first diagnostic tools cleared by the U.S. Food and Drug Administration to non-invasively measure microvolt levels of T-wave alternans. The Company, founded in 1990, is based in Bedford, Massachusetts and is traded on the OTCBB under the symbol CAMH. Cambridge Heart can be found on the World Wide Web at www.cambridgeheart.com

About the Cambridge Heart Microvolt T-Wave Alternans Test

The Cambridge Heart Microvolt T-Wave Alternans Test measures extremely subtle beat-to-beat fluctuations in a person’s heartbeat called T-wave alternans. These tiny heartbeat variations – measured at one millionth of a volt – are detected in any clinical setting where titration of the heart rate is possible. The preparation for the test consists of placing proprietary sensors on a patient’s chest. Extensive clinical research has shown that patients with symptoms of or, who are at risk of, life threatening arrhythmias who test positive for T-wave alternans are at significant risk for subsequent sudden cardiac events including sudden death, while those who test negative are at minimal risk.

Statements contained in this press release about anticipated revenue growth, and all other statements that are not purely historical, are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. In some cases, we use words such as “believes”, “expects”, “anticipates”, “plans”, “estimates”, “could” and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include customer delays in making final buying decisions, decreased demand for our products, failure to obtain funding necessary to develop or enhance our technology, adverse results in future clinical studies of our technology, failure to obtain or maintain patent protection for our technology, failure to obtain or maintain adequate levels of third-party reimbursement for use of our products and other factors identified in our most recent Annual Report on Form 10-K under “Factors Which May Affect Future Results”, which is on file with the SEC. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

-Financial information follows-

Cambridge Heart, Inc.

Financial Highlights

Statement of Operations	Three months ended December 31,		Twelve months ended December 31,
	2005	2004	2005	2004
Revenues	$1,089,199	$1,394,803	$4,198,871	$5,107,751
Cost of goods sold	465,487	613,726	1,980,193	2,341,421

Gross Profit	623,712	781,077	2,218,678	2,766,330
Costs and expenses
Research and development	165,968	229,881	698,862	774,285
Selling, general and administrative	1,073,324	1,265,731	4,507,479	5,751,875

Total Operating Expenses	1,239,292	1,495,612	5,206,341	6,526,160

Loss from operations	(615,580)	(714,534)	(2,987,663)	(3,759,830)
Interest income	53,075	26,687	187,043	56,977

Net Loss	$(562,505)	$(687,847)	$(2,800,620)	$(3,702,853)
Beneficial Conversion Feature	—	(2,603,884)	0	(2,603,884)

Net Loss attributable to common shareholders	$(562,505)	$(3,291,731)	$(2,800,620)	$(6,306,737)

Net loss per common share—basic and diluted	$(0.01)	$(0.10)	$(0.07)	$(0.21)

Weighted average shares outstanding—basic and diluted	41,557,282	33,712,916	39,914,615	29,622,673

Balance Sheet	December 31, 2005	December 31, 2004
Assets
Cash & Marketable Securities	$5,297,834	$7,646,963
Accounts receivable, net	1,018,988	982,796
Inventory	419,938	491,276
Other prepaid assets	79,843	154,272

Total current assets	6,816,603	9,275,307
Fixed assets, net	85,771	207,761
Other assets	112,182	166,539

	$7,014,556	$9,649,607

Liabilities and stockholders’ equity
Accounts payable and accrued expenses	$774,185	$989,307
Debt, current portion	1,577	2,103

Total current liabilities	775,762	991,410
Debt, long-term portion	—	1,578

Total liabilities	$775,762	$992,988

Convertible Preferred Stock	1,534,174	3,701,891
Warrants to acquire Convertible Preferred Stock	2,298,220	2,526,156

	$3,832,394	$6,228,047

Stockholders’ equity
Common stock	$46,301	$34,731
Additional paid-in-capital	61,298,789	58,566,847
Accumulated deficit	(58,915,397)	(56,114,777)
Deferred compensation	(23,293)	(58,229)

Total stockholders’ equity	2,406,400	2,428,572

	$7,014,556	$9,649,607

The Company intends to file its annual report on Form 10-K with the Securities and Exchange Commission shortly. Interested parties are encouraged to review this report.

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